Exhibit 10.20

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

between

LONZA SALES AG

and

KOLLTAN PHARMACEUTICALS, INC.

THIS LICENSE AGREEMENT is made effective as of the 30th day of March, 2012 (the “Effective Date”)

BETWEEN

LONZA SALES AG, incorporated and registered in Switzerland, whose registered office is at Muenchensteinerstrasse 38, CH-4002, Basel, Switzerland, and

KOLLTAN PHARMACEUTICALS, INC., a Delaware corporation with offices at 300 George Street, Suite #530, New Haven, CT 06511, United States.

WHEREAS

A.                                    Lonza and Kolltan are, as of the Effective Date, entering into the Development and Manufacturing Services Agreement (as hereinafter defined) for the development and manufacture of one or more Products (as hereinafter defined) to which use of the GS System (as hereinafter defined) is an integral part of such development and manufacture; and

B.                                    Lonza owns or otherwise controls the GS System and has the right to grant certain Lonza Intellectual Property (as hereinafter defined) rights in relation thereto; and

C.                                    Kolltan wishes to take a license under Lonza Intellectual Property to commercially exploit the Product in the form hereunder.

NOW THEREFORE the Parties hereby agree as follows:

1.                                      Definitions

1.1                               “Affiliate” means any company, corporation, limited liability company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. For purposes of this definition only, “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management of the party in question.

1.2                               “Applicable Laws” means all applicable laws, statutes, regulations, guidelines, guidance and ordinances of the relevant regulatory authorities, including cGMP, in or of: (i) in the case of Kolltan, the United States; and (ii) in the case of Lonza, (a) the United States (b) Switzerland (c) the United Kingdom and (d) the European Union.

1.3                               “Business Day” means a day on which the London Stock Exchange in the United Kingdom and the New York Stock Exchange in the United States are open for trading.

1.4                               “cGMP” means Good Manufacturing Practices and General Biologics Products Standards as promulgated under the US Federal Food Drug and Cosmetic Act at

21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents which currently and in the future will comply with 21CFR (Chapters 210, 211, 600 and 610) and European Directive 91/356/EEC.

1.5                               “Combination Product” means a product that contains as an active ingredient a Product, together with one or more other (i.e., non-Product) pharmaceutically active ingredients, and are sold either as a fixed dose or as separate doses in a single package.

1.6                               “Competing Contract Manufacturer” means any Third Party that, for its fiscal year immediately preceding the date of determination, received more than [**] percent ([**]%) of its revenues from the contract manufacture (i.e., manufacturing for another party who will market and sell the product) of monoclonal antibodies and/or therapeutic proteins.

1.7                               “Development and Manufacturing Services Agreement” means the Development and Manufacturing Services Agreement between Lonza and Kolltan, dated as of the Effective Date, including any subsequent amendments thereto.

1.8                               “First Commercial Sale” means the date of the first sale or other arms length disposal of Product for consideration by Kolltan or its Sublicensee wherein Net Sales will be recorded by Kolltan.

1.9                               “Force Majeure Event” means an event beyond the reasonable control of and without the fault or negligence of the Party being affected by such event, including, but not limited to, an act of God, fire, act of government or state, terrorism, war, civil unrest, insurrection, embargo, or a labor dispute. Notwithstanding the foregoing, in the event of a complete or partial regulatory shutdown of a facility or service or other act by a regulatory authority that (a) specifically impacts a Party’s operations (i.e., without shutting down facilities owned by third parties) and (b) is due to a Party’s negligence, willful misconduct or non-compliance with Applicable Laws, such shutdown shall not constitute a “Force Majeure Event”.

1.10                        “GAAP” means the United States accounting standard known as Generally Accepted Accounting Principles.

1.11                        “GS System” means the glutamine synthetase gene expression system owned, developed, in-licensed or otherwise controlled by Lonza consisting of the Materials and the GS System Know-How, whether used individually or in combination with each other.

1.12                        “GS System Know-How” means Know-How owned, developed, in-licensed or otherwise controlled by Lonza relating directly or indirectly to the GS System known to Lonza from time to time, that is disclosed by Lonza to Kolltan pursuant to this License Agreement.

1.13                        “Insolvency Event” means an event which occurs when a company: (a) is unable to pay its debts as they become due (under Swiss law: Zahlungsunfähigkeit); (b) enters into compulsory or voluntary liquidation; (c) is dissolved, or an order is made or a resolution is passed for its winding up (other than for the purpose of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation, if a different legal entity, shall agree to be bound by and assume the obligations of the relevant Party under this License Agreement); (d) with respect to any Swiss entity is, under Swiss law, over-indebted (überschuldet) pursuant to article 725 par. 2 of The Swiss Code of Obligations; (e) compounds with or convenes a meeting of its creditors or has or seeks to have an administrator, receiver, liquidator, or trustee appointed over all or any part of its assets or takes or suffers any similar action in consequence of a debt; (f) with respect to any Swiss entity, files under Swiss law a petition for the opening or postponement of bankruptcy proceedings (Antrag auf Konkurseröffnung oder Konkursaufschub) or the grant of a moratorium (Nachlassstundung); (g) with respect to any Swiss entity, has been issued a bankruptcy warning according to art. 159 Swiss Debt Enforcement and Bankruptcy Code; (h) causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction has an analogous effect to any of the events specified above; or (i) ceases for any reason to carry on business.

1.14                        “Intellectual Property” means Patent Rights, rights to inventions, copyright, trademarks, service marks, trade, business and domain names, rights in goodwill, unfair competition rights, moral rights, rights in confidential information, including Know-How and any other intellectual property rights, in all cases whether patented, registered or unregistered and including all registrations of, applications for registration of and renewals of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

1.15                        “Know-How” means confidential technical, business and other information not in the public domain, whether patented or unpatented, and subject to the confidentiality obligations imposed by Clause 9, including, but without prejudice to the generality of the foregoing, ideas, concepts, trade secrets, know-how, inventions, discoveries, data, formulae, specifications, processes, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques and assay protocols. For the avoidance of doubt, once such confidential technical or other information ceases to be subject to the confidentiality obligations of clause 9 (with the exception of clause 9.4.4, disclosure to a government agency or court), it shall cease to be Know-How as such term is defined in this License Agreement.

1.16                        Kolltan” means Kolltan Pharmaceuticals, Inc. including its Affiliates, subsidiaries, successors in title and lawful assigns.

1.17                        “Kolltan Cell Line” means a cell line for a particular human IgGx antibody of which Kolltan is the proprietor or licensee and that is constructed for Kolltan by

Lonza using the GS System pursuant to the Development and Manufacturing Services Agreement.

1.18                        “Kolltan Indemnitee” means the parties identified in Clause 8.1.

1.19                        “License Agreement” means this License Agreement incorporating Attachments 1, 2, 3, 4, and 5 as may be amended or updated from time to time by mutual written agreement of the Parties.

1.20                        “Lonza” means Lonza Sales AG, including its subsidiaries, successors in title and lawful assigns.

1.21                        “Lonza Indemnitee” means the parties identified in Clause 8.2.

1.22                        “Lonza Intellectual Property” means collectively, the GS System Know-How and the Lonza Patent Rights.

1.23                        “Lonza Patent Rights” means the Patent Rights owned or controlled by Lonza set forth on Attachment 1 hereto. Attachment 1 may be updated by Lonza from time to time upon the mutual agreement of the Parties.

1.24                        “Materials” means collectively the vectors and cell lines supplied by Lonza to Kolltan as described in Clause 2.1.1.

1.25                        “Net Sales” means the gross invoice price received by or on behalf of Kolltan or its Sublicensee(s) in respect of the sale of Product in the Territory, less the following items to the extent that they are paid or allowed and included in the invoice price, whether or not invoiced separately:

(a)                                 discounts and allowances actually granted, including without limitation, quantity, trade, cash and other discounts, rebates and charge-backs, other allowances or payments to government agencies;

(b)                                 amounts refunded or credits allowed for Product returned or not accepted by customers;

(c)                                  packaging, transportation and insurance charges on shipments or deliveries to customers; and

(d)                                 taxes, tariffs, customs duties, surcharges and other governmental charges actually incurred and paid by Kolltan or its Sublicensee(s) hereunder in connection with the sale, transportation, exportation, importation or delivery of Product to customers.

Sales between or among Kolltan, its Affiliates and Sublicensees shall be excluded from the computation of Net Sales, but subsequent sales by such parties to a Third Party shall be included in such computation. In the case of any sale or disposal of Product for consideration other than cash, such as barter or countertrade, or sale or disposal other than on arms length terms without deceit or fraud, Net Sales shall be calculated on the fair market value of Product or consideration received, whichever is greater. Notwithstanding anything in this Clause, (i) the supply of Product (a) free of charge or for nominal consideration as commercial samples, (b) for use in clinical studies, (c) to third parties for evaluation purposes or (d) for charitable purposes or compassionate use if such uses do not result in compensation to Kolltan above the cost of goods, or (ii) the sale of Product rights (in contrast to the sale of tangible Product), as in the form of a license or asset purchase agreement, shall, in the case of both (i) and (ii), not be included as Net Sales.

If a Product is sold as part of a Combination Product in a particular country, the Net Sales of the Product in such country shall be determined by multiplying the Net Sales (as defined above) of the Combination Product in such country by the fraction A/(A+B) where “A” is the weighted (by sales volume) average sale price in such country of a Product, sold in non-Combination Product form, containing the same amount of antibody as the Product contained in the Combination Product in question, and “B” is the weighted (by sales volume) average sale price in such country of the same amount of the other active ingredient(s) when sold separately in finished form. If A can be determined, but B cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales (as defined above) of the Combination Product by the fraction A/C, where “C” is the weighted (by sales volume) average sale price of the Combination Product in such country. If B can be determined, but A cannot be determined, Net Sales for purposes of determining royalty payments of such Combination Product shall be calculated by multiplying the Net Sales (as defined above) of the Combination Product by the fraction 1 - (B/C). If neither A nor B can be determined, the Parties shall, acting in good faith, agree to an appropriate adjustment to Net Sales of the Combination Product taking into account the relative values of A and B to such Combination Product.

1.26                        “Party” or “Parties” means Lonza and/or Kolltan as applicable in the context.

1.27                        “Patent Rights” means any and all (a) patents, (b) pending patent applications, including all provisional applications, continuations, continuations-in-part, divisions, reissues, all granted patents issuing from such pending applications, all renewals and all national and regional phase derivatives, (c) all patents-of-addition, reissue patents, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, author certificates, inventor certificates, improvement patents, utility models and certificates, patent disclosures, improvements and supplementary protection certificates or the equivalent thereof, and (d) any equivalent of any of the foregoing in any jurisdiction.

1.28                        “Product” means one or more products that contain or comprise all or part of an antibody expressed using a Kolltan Cell Line and that are agreed between the Parties should be the subject of this License Agreement, the particulars of which will be set out in Attachment 4 to this License Agreement, as may be modified by the written agreement of the Parties.

1.29                        “Regulatory Approvals” has the meaning described in Clause 7.1.

1.30                        “Representatives” means the parties described in Clause 8.1.

1.31                        “Sublicense Fee” means the fee detailed on Attachment 2 under the column with the header “Sublicense Fees”.

1.32                        “Sublicensee” means a Third Party to whom Kolltan has granted a sublicense pursuant to Clause 4.3.

1.33                        “Term” has the meaning set forth in Clause 11.1.

1.34                        “Territory” means world-wide.

1.35                        “Third Party” means any person, partnership, joint venture, corporation, trust, estate, unincorporated organization, government or agency thereof, or any entity other than a Party or any of its Affiliates.

1.36                        “Valid Claim” means an issued and unexpired claim within the Lonza Patent Rights (including any re-issued and unexpired patents) which has not been held unenforceable or invalid by the decision of a court or other governmental agency of competent jurisdiction and that is unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

2.                                      Supply of the GS System and GS System Know-How

2.1                               At any time or times during the Term, upon the written request of Kolltan, Lonza shall supply to Kolltan free of charge (Ex-works Lonza’s premises, Slough, Berkshire (Incoterms 2010)), the following:

2.1.1                                                                     (a)                                 Vectors

•                  [**].

•                  [**].

(b)                                 Cell Lines

•                  [**].

Upon Kolltan’s reasonable request, Lonza shall supply reasonable additional amounts of (a) and (b) at no additional cost to Kolltan.

2.1.2                                 GS System Know-How

2.1.2.1                                   GS System Know-How as of the Effective Date, and as may be updated by Lonza from time to time for any improvements or modifications to the GS System, contained in (a) manuals of operating procedures for the GS System, (b) regulatory information on CD-ROM or comparable storage medium, and (c) vector nucleotide sequences.

2.2                               Lonza shall use reasonable commercial efforts to ensure that the Materials shipped to Kolltan are mycoplasma-free and shall promptly notify Kolltan if, at any time during the Term, Lonza becomes aware that any Materials shipped to Kolltan are contaminated with mycoplasma.

2.3                               Lonza expressly acknowledges and agrees that, in addition to any other rights granted to Kolltan hereunder, Kolltan shall be entitled to use the Materials in all research activities relating to the exploitation of a Product licensed under this License Agreement but only in relation or connection to an antibody expressed using a Kolltan Cell Line specific to such Product and not in relation to any other Kolltan products that are in the pipeline or are otherwise being developed by Kolltan.

3.                                      Ownership of Property and Lonza Intellectual Property

3.1                               Except as set forth in clause 3.2, it is hereby acknowledged and agreed that as between the Parties, the GS System and any and all Intellectual Property in the GS System is vested in Lonza.

3.2                               It is hereby acknowledged and agreed that as between the Parties, Kolltan is the owner or licensee of any one or more gene(s) or other material provided by Kolltan and inserted into the GS System for the purposes of producing Product and all Intellectual Property and Know-How associated with such genes or other material are vested in Kolltan. Accordingly, as between the Parties, Kolltan is the owner of the Kolltan Cell Line and any data or other information derived or arising from the use of the Kolltan Cell Line shall exclusively belong to Kolltan.  To the extent any Intellectual Property in the GS System is embedded in the Kolltan Cell Line, Lonza hereby grants to Kolltan the licenses stated in Clause 4.

4.                                      Licenses

4.1                               Lonza hereby grants to Kolltan a world-wide non-exclusive license (with the right to sublicense, subject to Clause 4.3 below) under the Lonza Intellectual Property to use the GS System and Kolltan Cell Line to develop, make, use, sell, offer for sale, market, import and export Product in the Territory.

4.2                               Save as expressly provided by the terms of this License Agreement, Kolltan hereby undertakes not to make any modifications or adaptations to the GS System during the Term.

4.3                               Subject to the provisions of this Clause 4.3, Kolltan shall be entitled to grant sublicenses to the rights granted by Clause 4 to any one or more third parties (each a Sublicensee) for the purposes of any such Sublicensee exploiting Product provided that:

4.3.1                                 Kolltan shall ensure such Sublicensee’s use of the GS System and the Kolltan Cell Line is undertaken solely for the purpose of establishing a manufacturing process for Product, or manufacturing Product, for Kolltan or its sublicensees, or as necessary or reasonably useful in connection with seeking, obtaining and/or maintaining Regulatory Approvals for Product or for any process for the manufacture of Product; and

4.3.2                                 The Sublicensee shall not, by virtue of this License Agreement, be granted any right or license, either express or implied, under the Lonza Intellectual Property to use the GS System other than as stated in 4.3.1 above. The grant of any sublicense shall not include the ability for Sublicensee to assign, transfer, further sublicense or otherwise alter the benefits or the burdens of the rights granted to it pursuant to this License Agreement; and

4.3.3                                 Any sublicense granted shall be expressly subject and subordinate to the terms of this License Agreement, and it shall be Kolltan’s responsibility to ensure the strict adherence by any Sublicensee with the terms and conditions of this License Agreement; accordingly, Kolltan shall have the right to disclose the License Agreement to Sublicensee; and

4.3.4                                 Prior to the grant of a sublicence pursuant to this Clause 4.3, Kolltan shall obtain the written consent of Lonza to the grant of such sublicense; such consent not to be unreasonably withheld, delayed or conditioned. Lonza acknowledges and agrees that the fact that a proposed Sublicensee is a Competing Contract Manufacturer, or other competitor or potential competitor of Lonza or an Affiliate of Lonza shall not constitute a reasonable justification for withholding, delaying or conditioning such consent. If Lonza refuses consent, then it shall give Kolltan reasons for the refusal, subject (if applicable) to any contractual or other legal obligations of confidentiality Lonza may have to a Third Party. Notwithstanding the foregoing, sublicenses may be granted to the following entities without Lonza’s prior written consent: (i) Affiliates of Kolltan, (ii) those entities listed in Attachment 5 hereto (each an “Approved Entity”), and (iii) any successors to an Approved Entity. Kolltan shall provide written notice to Lonza upon the grant of a sublicense to an entity described in the preceding sentence within [**] days of such grant.

4.4                               If, on a country-by-country basis, any issued patents that form part of the Lonza Patent Rights (including any re-issued patents and unexpired patents), subsequently expire or no longer contain a Valid Claim, such Lonza Patent Rights shall automatically fall outside the scope of this License Agreement, and the provisions of Clauses 4.1 to 4.3 shall only apply with respect to those unexpired issued patents which contain a Valid Claim and form part of the Lonza Patents Rights for as long as those issued patents remain in force.

4.5                               Notwithstanding Clause 4.4, on a country-by-country basis, where no Valid Claims within the Lonza Patent Rights remain in force, the provisions of Clauses 4.1 to 4.3 shall only apply for as long as the GS System Know-How remains secret and substantial to Lonza.

4.6                               Upon expiration of the Term in accordance with Clause 11.1 for each Product, Kolltan shall have a fully-paid up, world-wide non-exclusive license under the Lonza Intellectual Property to use the GS System and Kolltan Cell Line to develop, have developed, make, have made, use, sell, offer for sale, have sold, market, import and export such Product, including through multiple tiers of sublicenses.

4.7                               No license is granted save as expressly provided herein and no license in addition thereto shall be deemed to have arisen or be implied by way of estoppel or otherwise.

5.                                      Payments

5.1                               Milestone Fee

5.1.1                                 In consideration of the licence granted to Kolltan pursuant to Clause 4 above, upon the one year anniversary of the first Regulatory Approval for each Product under this License Agreement that is manufactured by Lonza, Kolltan shall pay Lonza a one-time milestone fee of £[**] pounds) in respect of such Product.

5.2                               Royalties

5.2.1                                 In further consideration of the license granted to Kolltan pursuant to Clause 4 above, Kolltan shall pay Lonza the royalties at the rates set forth on Attachment 2 and Sublicense Fees as set forth in Attachment 2. On a Product-by-Product basis, the royalties, calculated as a percentage of Net Sales of Product, as set forth on Attachment 2, shall be payable from the date of First Commercial Sale of such Product until the ten (10) year anniversary of such date of First Commercial Sale for such Product. As set forth in Attachment 2, the royalty is a multi-tiered structure designed to differ depending on:

(i)                                     whether the manufacturer is (1) Lonza, (2) Kolltan or a Sublicensee (other than a Competing Contract Manufacturer), or (3) a Sublicensee who is a Competing Contract Manufacturer; and

(ii)                                  whether a Valid Claim within the Lonza Patent Rights remains in force wherein:

(a)                                 the column with the header “Pre-Patent Expiry” details the royalty percentages payable by Kolltan on Net Sales of Products manufactured pursuant to the licenses granted herein, where, on a country-by-country basis, a Valid Claim within the Lonza Patent Rights for such Product remains in force at the time of such sales;

(b)                                 the column with the header “Post-Patent Expiry” details the royalty percentages payable by Kolltan on Net Sales of Products manufactured pursuant to the licenses granted herein, where, on a country-by-country basis, no Valid Claims within the Lonza Patent Rights for such Product remain in force at the time of such sales; and

(c)                                  where Lonza is the manufacturer of Product for Kolltan, the royalty is further determined by identifying the order in which Products have achieved First Commercial Sale.

5.2.2                                 For the avoidance of doubt, once a Product has been determined to be the first, second or third Product (and so forth) to achieve First Commercial Sale, it shall continue to be the first, second or third Product (and so forth) for purposes of determining the appropriate royalty percentage on Attachment 2, regardless of the total number of Products that have achieved First Commercial Sales or are manufactured by Lonza.

5.3                               Sublicense Fee

5.3.1                                 Where a Sublicensee is a Competing Contract Manufacturer, the payment of the Sublicense Fee shall be due annually and shall be first payable on the commencement date of the relevant sublicense. The annual payment with respect to a particular Product shall cease (i) if such Product ceases to be manufactured under such sublicense or (ii) on the date which is the ten (10) year anniversary of the date of First Commercial Sale for such Product.

5.3.2                                 Notwithstanding anything to the contrary in this License Agreement, Kolltan shall not be liable for the Sublicense Fee if Kolltan is forced to sublicense to a Competing Contract Manufacturer due to (i) a material failure by Lonza to perform in accordance with the material provisions of the Development and Manufacturing Services Agreement and any of the additional agreements referenced in Section 2.5 of that agreement that the Parties have entered into or will enter into, in any case that has a direct impact on the commercial manufacture of Products or (ii) Lonza’s inability or unwillingness to perform preclinical, clinical and/or commercial manufacturing on commercially reasonable terms that are commensurate with the terms offered to other Lonza customers ordering preclinical, clinical and/or commercial manufacturing services on the same scale as Kolltan. For clarification, inability to perform preclinical, clinical and/or commercial manufacturing may include, but is not limited to, Force Majeure Events suffered by Lonza or regulatory shutdown of Lonza facilities/operations or other act(s) by a regulatory authority that impact Lonza’s operations and are due to Lonza’s fault, wilful misconduct, negligence or non-compliance with Applicable Laws.

6.                                      Royalty Procedures

6.1                               Kolltan shall keep true and accurate records and books of accounts containing all data necessary for the calculation of royalties payable to Lonza in accordance with GAAP. Such records and books of account shall, upon reasonable notice having been given by Lonza (which in no event shall be less than [**] calendar days’ prior notice), be open at all reasonable times during regular business hours for inspection by independent auditors selected by Lonza and reasonably acceptable to Kolltan. Such independent auditors shall agree to maintain the confidentiality of the information and materials disclosed during the financial audit. Any such financial audit shall be conducted according to GAAP and in a manner that does not materially interfere with the operations of Kolltan’s business. Lonza may perform a financial audit [**]. Each financial audit shall begin upon the date specified by Lonza, and agreed to by Kolltan and shall be completed as soon as reasonably practicable, but in no case later than [**] Business Days after commencement. Lonza shall pay the costs of the independent auditors conducting such financial audit, unless the results of the financial audit reveal an underpayment of [**] percent ([**]%) or more by Kolltan, in which case, Kolltan shall pay the reasonable costs of the independent auditors. If a financial audit concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the Party responsible for such payment to the other Party within [**] calendar days after the date such auditor’s written report identifying the overpayment or underpayment is delivered to the Party responsible for such payment.

6.2                               On a Product-by-Product basis, royalties shall not be payable until First Commercial Sales are achieved. Thereafter Kolltan shall prepare a statement in respect of each calendar quarter which shall show for the immediately preceding quarter details of the Net Sales of Product and the royalty due and payable to Lonza thereon.

6.2.1                                 For the first three calendar quarters (i.e., those ending on March 31, June 30 and September 30), such statement shall be submitted to Lonza within [**] calendar days after the end of the calendar quarter to which it relates, together with a remittance for the estimated royalties due to Lonza for such calendar quarter, net of any adjustments from prior quarters, audit requirements or other reconciliation procedures. For the fourth calendar quarter (i.e., that ending on December 31), such statement shall be submitted within [**] calendar days after the end of the year, together with a remittance for the royalties due to Lonza for such fourth quarter, net of any adjustments from prior quarters, year-end closing procedures or other reconciliation procedures.

6.3                               All sums due under this License Agreement:

6.3.1                                 Shall be made in British Pounds Sterling to Lonza. Payments due to Lonza shall first be calculated in the relevant local currency before being calculated into British Pounds Sterling at the rate of exchange in effect at the close of business [**] Business Days prior to the date such payment is due. The rate of exchange shall be the mean value of the British Pound Sterling/US Dollar FX Spot Rate in London first published in the Financial Times on the day for determining such rates.

6.3.2                                 Are exclusive of any value added tax, levies, imposts and duties imposed by or under the authority of any government or public authority (other than taxes on Lonza’s income), and shall be paid by Kolltan. The Parties agree to cooperate in all respects reasonably necessary to take advantage of any double taxation treaties as may be available. Where a deduction or withholding is required to be made by Kolltan, Kolltan shall give Lonza such assistance as may be necessary or expedient to enable Lonza to claim exemption therefrom or a reduction thereof and Lonza and Kolltan shall use reasonable efforts to ensure that such exemption or reduction is claimed. Such assistance shall include the provision by Kolltan to Lonza of such forms as the relevant tax authority may require Lonza to complete. Lonza shall complete and return to Kolltan any form provided by Kolltan that is required by the relevant tax authorities from time to time to: (i) attest to Lonza’s fiscal residence; and (ii) obtain the application of the reduced withholding tax rate or the exemption of withholding tax, according to the relevant bilateral convention for the prevention of double taxation. To the extent that withholding tax is payable, Kolltan shall remit the withholding tax to the proper tax authority and shall deliver as soon as is reasonably practicable to Lonza such certificate or other proof of payment of such tax as may be necessary to enable Lonza to credit the withholding tax paid against taxes to be paid by it.

6.4                               Where there is not a dispute for sums due under this License Agreement and Lonza has not received payment of any such undisputed sum by the date such payment would be due in accordance with this License Agreement, interest shall accrue thereafter on the undisputed sum due and owing to Lonza at the rate of [**] percent ([**]%) above the base lending rate from time to time of National Westminster Bank plc on any unpaid balance; interest to accrue on a day to day basis until payment by Kolltan or as otherwise resolved by the mutual agreement of the Parties.

7.                                      Representations and Warranties

7.1                               Lonza represents, warrants and covenants as follows, provided that, with respect to each Product, such representations and warranties, as applicable, shall be deemed to be made by Lonza with respect to a given Product when such Product is appended to this License Agreement in Attachment 4 and, provided further that, prior to such time, Lonza shall disclose any exceptions to such representations and warranties as Attachment 5 hereto:

(a)                                 the GS System and Lonza Intellectual Property are owned by Lonza or Lonza otherwise has rights to use and license all Intellectual Property in and to them and as otherwise required for the purposes of providing a license to Kolltan on the terms of this License Agreement, and during the Term, Lonza shall not do, permit or cause anything to be done which would adversely affect Lonza’s ownership or entitlement to use the same for those purposes;

(b)                                 Lonza has the necessary corporate authorizations to enter into and perform its obligations under this License Agreement and the execution, delivery and performance of this License Agreement by Lonza does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound;

(c)                                  Lonza is not in litigation or other judicial proceedings, nor has Lonza’s legal department received any written, including email, notification of a Third Party’s intention to commence litigation or judicial proceedings, in each case concerning the use of the Lonza Intellectual Property and the GS System as provided herein;

(d)                                 the licenses granted and the Materials to be provided pursuant to this License Agreement are the only intellectual property rights and materials that must be licensed or provided from Lonza in order to use the GS System itself, without infringing or misusing any Intellectual Property (including confidential information) of Lonza;

(e)                                  Lonza has existing and valid agreements with Lonza Group AG and other Lonza Affiliates that permits Lonza to grant the licenses under the Lonza Intellectual Property as set forth in Clause 4 and to give the representations, warranties and covenants set forth in this Clause 7.1 and Lonza covenants that it shall procure that such agreements stay in full force and effect for the term of this License Agreement and are not amended in a manner that would adversely alter Kolltan’s rights under this License Agreement;

(f)                                   the GS System Know-How disclosed pursuant to Clause 2.1.2 will, at the time of disclosure, (i) contain all of the data and information relating to the GS System that is required to obtain and maintain the approval by the Food and Drug Administration (FDA) or European Medicines Agency (EMA), or

other regulatory authorities as the Parties may agree upon, necessary to sell a biopharmaceutical product for therapeutic, prophylactic or diagnostic use in humans (“Regulatory Approvals”); and (ii) be accurate and complete in all material respects;

(g)                                  it is not aware of any scientific or technical facts or circumstances in relation to the GS System that would or could reasonably be expected to materially adversely affect the likelihood of a Regulatory Approval or other regulatory approvals being granted;

(h)                                 the Materials have been generated and kept in accordance with all Applicable Laws; and

(i)                                     the information provided with or concerning the Materials pursuant to Clause 2.1. is, to the best of Lonza’s knowledge, accurate and complete.

7.2                               Kolltan represents, warrants and covenants that:

(a)                                 it has the necessary corporate authorizations to enter into and perform its obligations under this License Agreement and the execution, delivery and performance of this License Agreement by Kolltan does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound;

(b)                                 it shall use the GS System only in the expression of Product obtained by gene(s) coding for Product(s) in the GS System or as otherwise permitted by this License Agreement, and to obtain and maintain any Regulatory Approvals or other regulatory approvals in connection with the Products. Kolltan shall not use, cause the use of or permit to be used the GS System for any purpose not directly authorized by this License Agreement, the Development and Manufacturing Services Agreement or any relevant agreement subsequently entered into by the Parties involving the use of the GS System.

7.3                               Subject to Clause 7.1(d), Kolltan hereby acknowledges that, following use of the relevant Kolltan Cell Line to express Product, in order to exploit Product, Kolltan may require licences under (i) Patent Rights vested in Lonza or Affiliates of Lonza other than those herein licensed (it being understood that such Patent Rights do not relate directly to the GS System), or (ii) Third Party Patent Rights, that may be infringed by such exploitation of such Product and it is hereby agreed that it shall be Kolltan’s responsibility to satisfy itself as to the need for such licences and if necessary to obtain such licences except that Lonza shall promptly notify Kolltan of any changes under (i) above that would require Kolltan action to comply with this Clause 7.3. No licence is granted save as expressly provided herein and no licence in addition thereto shall be deemed to have arisen or be implied by way of estoppel or otherwise.

8.                                      Indemnity

8.1                               Lonza shall defend, indemnify and hold harmless each of Kolltan and its directors, officers, employees, agents (collectively, “Representatives”), the successors and assigns of any of the foregoing, and each Sublicensee (each a “Kolltan Indemnitee”) from and against any loss, damage, costs and expenses of any nature (including court costs and reasonable legal fees and expenses) that a Kolltan Indemnitee may suffer arising directly out of any breach of the representations and warranties given by Lonza in this License Agreement. Lonza shall further indemnify Kolltan Indemnities against all claims, actions, costs, expenses (including court costs and reasonable legal fees and expenses) or other liabilities whatsoever in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of (i) any tortious claims or proceedings of death or bodily injury relating to the Product to the extent such claims or proceedings result from the Lonza Intellectual Property and/or the GS System, (ii) any defect in Product attributable to Lonza or the GS System, or (iii) Lonza’s negligent acts or omissions, wilful misconduct, or breach of this License Agreement.

8.2                               Kolltan shall defend, indemnify and hold harmless each of Lonza and its Representatives and the successors and assigns of any of the foregoing (each a “Lonza Indemnitee”) from and against any loss, damage, costs and expenses of any nature (including court costs and reasonable legal fees and expenses), that a Lonza Indemnitee may suffer arising directly out of any breach of the representations and warranties given by Kolltan in this License Agreement, or any breach of a sublicence of this License Agreement by a Sublicensee. Kolltan shall further indemnify Lonza Indemnitees against all claims, actions, costs, expenses (including court costs and reasonable legal fees and expenses) or other liabilities whatsoever in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any tortious claims or proceedings of death or bodily injury relating to the Product, unless such liability is caused by (i) defects in the Lonza Intellectual Property and/or GS System, (ii) any defect in Product attributable to Lonza or the GS System, or (iii) the negligent act or omission, willful misconduct, or breach of this License Agreement or the Development and Manufacturing Services Agreement of or by Lonza.

8.3                               If a Lonza Indemnitee or Kolltan Indemnitee (the “Indemnitee”) intends to claim indemnification under this Clause 8, it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged liability. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party reasonably represented by such counsel in such proceeding. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any liability covered by this Clause 8. The obligations of this

Clause 8.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Clause 8. It is understood that only Lonza or Kolltan may claim indemnity under this Clause 8 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

8.4                               Any condition or warranty other than those relating to title which might otherwise be implied or incorporated within this License Agreement by reason of statute or common law or otherwise is hereby expressly excluded.

8.5                               IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS LICENSE AGREEMENT OTHER THAN AS A RESULT OF GROSSLY NEGLIGENT OR INTENTIONALLY WRONGFUL ACTS OR OMISSIONS.

9.                                      Confidentiality and Safekeeping

9.1                               Kolltan expressly acknowledges that the GS System Know-How is supplied in circumstances imparting an obligation of confidence and, subject to the terms of this Clause 9, Kolltan agrees to keep such GS System Know-How secret and confidential and to respect Lonza’s proprietary rights therein and to use the same for the sole purpose of this License Agreement, and not during the Term or at any time for any reason whatsoever to disclose or permit to be disclosed such GS System Know-How to any Third Party. Notwithstanding the foregoing, Kolltan shall be permitted to disclose GS System Know-How to (i) Sublicensees and if applicable, Sublicensee’s Representatives, for use in accordance with the terms of this License Agreement, (ii) Kolltan’s Representatives, contractors and consultants who have a need to know such information in course of performance of their duties, and (iii) any regulatory or governmental agency or authority to the extent necessary to obtain and maintain the Regulatory Approvals or other regulatory approvals for a Product; subject to the requirement that each of the parties in (i) and (ii) shall be informed of the secret and confidential nature of such GS System Know-How and have the same obligations of confidence as Kolltan pursuant to this Clause 9.

9.2                               Kolltan hereby undertakes and agrees to keep the GS System secure and safe from loss, damage, theft, misuse and unauthorized access and shall procure that the GS System shall be made available only to its consultants, contractors, Representatives, Sublicensees and if applicable, the Representatives of its Sublicensee, who have a need to access the GS System hereunder and subject to the same obligations of confidence as provided in Clause 9.1 hereof, and to use the same for the sole purpose of this License Agreement.

9.3                               Both Parties undertake and agree not to at any time for any reason whatsoever disclose or permit to be disclosed to any Third Party (provided that disclosure shall be permitted to contractors, consultants, Representatives or Sublicensees (in the case of Kolltan) of the receiving Party that have a need to know and have the same obligations of confidence and non-use as the Parties pursuant to this Clause 9) or otherwise make use of or permit or cause to be made use of any trade secrets or confidential information or materials relating to the Know-How (other than GS System Know-How, which is addressed in Section 9.1), business affairs or finances of the other Party or of any suppliers, agents, distributors, licensees or other customers of the other Party which comes into their possession pursuant to this License Agreement. Notwithstanding the foregoing, Kolltan shall be permitted to disclose the existence and terms of this License Agreement to any Third Party (i) with whom Kolltan is in a sublicensing relationship or is, in good faith, considering entering into a sublicensing relationship with or (ii) that has invested in or is, in good faith, considering an investment in Kolltan, provided that each of the parties in (i) and (ii) shall have the same obligations of confidence and non-use as the Parties pursuant to this Clause 9. In addition, both Parties undertake and agree to protect the other Party’s confidential information using the same procedures and standard of care they would use to protect their own confidential information and in any case, not less than a reasonable standard of care.

9.4                               The obligations of confidence referred to in this Clause 9 shall not extend to any information which the receiving Party demonstrates:

9.4.1                                 is or becomes generally available to the public otherwise than by reason of a breach by the recipient Party of such information of the provisions of this Clause 9;

9.4.2                                 is known to the recipient Party and is at its free disposal prior to its receipt from the other;

9.4.3                                 is subsequently disclosed to the recipient Party without obligations of confidence by a Third Party owing no such obligation of confidentiality to the disclosing Party;

9.4.4                                 is required to be disclosed to a government agency or court for the purpose of any statutory, regulatory or similar legislative requirement applicable to the production of Product or to meet the requirements of any stock exchange to which the Parties may be subject or in the context of litigation, but only to the extent such disclosure is required, and wherever possible, subject to obligations of secrecy and minimizing the extent of the disclosure to just the required disclosure; or

9.4.5                                 can be demonstrated by competent written evidence as having been independently developed by the recipient Party without access to or use or knowledge of the information of the disclosing Party.

10.                               Lonza Intellectual Property Enforcement

10.1                        Lonza hereby undertakes and agrees that at its own cost and expense it will:

10.1.1                          diligently prosecute or procure prosecution of the patent applications comprising part of the Lonza Patent Rights so as to secure the best commercial advantage obtainable, as determined by Lonza in its commercially reasonable discretion, and will pursue, as determined by Lonza in its commercially reasonable discretion, all necessary actions against any Third Party that Lonza reasonably believes is infringing, misappropriating or violating any Lonza Intellectual Property; and

10.1.2                          pay or procure payment of all renewal and/or maintenance fees in respect of the Lonza Patent Rights valid and subsisting for the full term thereof and in particular will procure such renewal of the registrations thereof as may be necessary from time to time so far as it is reasonable to do so with particular reference to commercial considerations.

10.2                        Each Party shall promptly notify the other Party in writing if it receives, is notified or otherwise becomes aware of a claim from a Third Party of any infringement or improper or unlawful use of or of any challenge to the validity of the Lonza Patent Rights. Lonza undertakes and agrees to take all such steps and proceedings and to do all other acts and things as may in Lonza’s sole discretion be necessary to restrain any such infringement or improper or unlawful use or to defend such challenge to validity and Kolltan shall permit Lonza to have the sole conduct of any such steps and proceedings including the right to settle them whether or not Kolltan is a party to them provided that Lonza shall bear the full costs of any such settlement and Kolltan’s rights under this License Agreement are not adversely affected. Kolltan shall have the right at its own cost and for its own benefit to initiate, prosecute and control the enforcement of the Lonza Patent Rights against infringement by a Third Party in the Territory if all of the following conditions are fulfilled (a) the product manufactured through the infringing activity is a competing product to the Product, (b) Lonza has not granted rights to third parties which prevent Lonza from granting such a right to enforce to Kolltan, and (c) Lonza does not initiate proceedings within [**] calendar days of being requested to do so by Kolltan.

11.                               Term and Termination

11.1                        Unless terminated earlier in accordance with the provisions of this Clause 11 or Clause 15, this License Agreement shall continue in force, on a country-by-country basis and a Product-by-Product basis, until the later of (i) expiry of the last Valid Claim in the Lonza Patent Rights, and (ii) so long as the GS System Know-How remains secret and substantial (the “Term”). For the avoidance of doubt, it is understood and agreed that upon expiration of the Term, Kolltan shall have the license and rights set forth in Clause 4.6.

11.2                        Kolltan may terminate this License Agreement in its entirety or on a Product-by Product basis by giving sixty (60) calendar days notice in writing to Lonza.

11.3                        Either Lonza or Kolltan may terminate this License Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

11.3.1                          if the other commits a material breach of this License Agreement which in the case of a breach capable of remedy shall not have been remedied within [**] calendar days or such other reasonable period of time as mutually agreed by the Parties, of the receipt by the other of a notice identifying the breach and requiring its remedy.

11.3.2                          if the other Party experiences an Insolvency Event. In the case of Kolltan experiencing an Insolvency Event, Lonza’s right to terminate this Agreement forthwith as set out in the preceding sentence shall remain, but even if Lonza does so terminate, Lonza shall conduct good faith discussions with Kolltan exploring ways in which this License Agreement might continue.

11.4                        If at any time during the Term, Kolltan knowingly and directly opposes or assists any Third Party to oppose the grant of letters patent or any patent application within any of the Lonza Patent Rights or knowingly and directly disputes or assists any Third Party to dispute the validity of any patent or patent application within any of the Lonza Patent Rights or any of the claims thereof (other than in defense to any claim of infringement of any of the Lonza Patent Rights brought by Lonza) and Lonza is able to provide proof thereof, Lonza shall be entitled at any time thereafter to terminate the licenses under such Lonza Patent Rights granted hereunder forthwith by written thirty (30) calendar days’ notice to Kolltan.

11.5                        If this License Agreement is terminated under Section 11.2, 11.3 or 11.4, any and all licenses granted hereunder (or in the case of termination in relation to a specific Product under Section 11.2, then the licence to such Product only) shall terminate with effect from the date of termination and Kolltan shall destroy all Materials and shall certify such destruction within [**] calendar days thereafter in writing to Lonza. Notwithstanding the foregoing, after the date of termination Kolltan shall be entitled to (i) complete any Products already in manufacturing as of such date and (ii) subject to the royalties set forth in Clause 5, sell or otherwise dispose of (x) Products already in the commercial stream and (y) Products manufactured pursuant to (i) above.

11.6                        If this License Agreement is terminated by Lonza pursuant to Clause 11.3 or 11.4 and Kolltan has granted one or more sublicenses to a Sublicensee prior to such termination, then Lonza shall enter into licenses directly with each such Sublicensee granting each such Sublicensee the right to continue to use the GS System under the Lonza Intellectual Property to the extent previously permitted subject to provisions substantially equivalent to the applicable terms of this License Agreement, provided that such Sublicensee (i) is not a Competing Contract

Manufacturer; (ii) has not suffered an Insolvency Event; and (iii) has not committed any unremedied material breach of the relevant sublicense.

11.7                        If this License Agreement is terminated pursuant to an Insolvency Event suffered by Lonza under Clause 11.3.2, Lonza shall use good faith best efforts to procure the continuation of this License Agreement through Lonza Group AG or other Lonza Affiliate, as applicable.

11.8                        Termination for whatever reason or expiration of this License Agreement shall not affect the accrued rights of the Parties arising in any way out of this License Agreement as at the date of termination or expiration. The right to recover damages against the other and all provisions which are expressed to survive this License Agreement shall remain in full force and effect.

11.9                        All intellectual property rights and licenses granted under or pursuant to this License Agreement by Lonza are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licences of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Kolltan, as licensee of such rights under this License Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Lonza under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, Kolltan shall be entitled to retain any such intellectual property and all embodiments of such intellectual property.

12.                               Assignment

12.1                        This License Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party shall be entitled, without the prior written consent of the other Party, to assign this License Agreement (a) in connection with the transfer or sale of all or substantially all of its assets or the relevant line of business to which this License Agreement relates and, in the case of Kolltan, on a Product-by-Product basis, (b) to a successor entity or acquirer in the event of a merger, consolidation or change of control, or (c) to an Affiliate, provided that in all cases the permitted assignee shall not, at the time of such assignment, be insolvent or otherwise unable to provide satisfaction of any judgment levied against them. Any purported assignment in violation of the preceding sentence will be void. Any permitted assignee will assume the rights and obligations of its assignor for the Products subject to this License Agreement.

12.2                        This License Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns provided always that nothing herein shall permit any assignment by either Party except as expressly provided herein.

13.                               Governing Law and Jurisdiction

13.1                        The construction, validity and performance of the License Agreement shall be governed by the laws of England, without giving effect to its principles of conflict of laws and the Parties shall submit to the non-exclusive jurisdiction of the Courts of England or the non-exclusive jurisdiction of the courts of the State of New York, in the United States.

13.2                        No failure or delay on the part of either Party hereto to exercise any right or remedy under this License Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise of any right or remedy under this License Agreement preclude the exercise of any other right or remedy or preclude the further exercise of such right or remedy as the case may be. The rights and remedies provided in this License Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

14.                               Disputes

14.1                        If a dispute arises under this License Agreement, the Parties agree to attempt in good faith to resolve such dispute by mediation administered by the CEDR (Centre for Effective Dispute Resolution) in London. The Parties agree that they shall share equally the cost of any mediation fees, and the cost of the mediator. Each Party must bear its own attorneys’ fees and associated costs and expenses. The place of any mediation shall be London, England. If efforts at mediation are unsuccessful within [**] days of either Party referring the dispute to mediation, either Party may pursue its rights in a court of law.

15.                               Force Majeure

15.1                        If either Party is prevented or delayed in the performance of any of its obligations under the License Agreement by a Force Majeure Event, such Party shall give written notice thereof to the other Party specifying the matters constituting the Force Majeure Event together with such evidence as such Party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue. The Party experiencing a Force Majeure Event shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as the Force Majeure Event shall continue, provided however, if the reason continues for a period of ninety (90) consecutive calendar days and substantially affects the commercial basis of this License Agreement, the Party not claiming under this Clause 15 shall have the right to terminate this License Agreement by giving written notice of such termination to the other Party.

16.                               Illegality

16.1                        If any provision or term of this License Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason whatsoever, including, but without limitation, by reason of the provisions of any legislation or other provisions having the force of law or by reason of any decision of any court or other body or authority having jurisdiction over the parties hereto or this License Agreement including the EC Commission or the European Court of Justice:

(a)                                 such provision shall, so far as it is illegal, invalid or unenforceable, be given no effect by the Parties and shall be deemed not to be included in this License Agreement;

(b)                                 the other provisions of this License Agreement shall be binding on the Parties as if such provision was not included therein; and

(c)                                  the Parties agree to negotiate in good faith to amend such provision to the extent possible for incorporation herein in such reasonable manner as most closely achieves the intention of the Parties without rending such provision invalid or unenforceable.

17.                               Miscellaneous

17.1                        This License Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral and written agreements, understanding or arrangements relating to the subject matter of this License Agreement. Neither Party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this License Agreement.

17.2                        This License Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorized representatives of the Parties.

17.3                        The obligations of the parties under Clauses 1, 3, 4.6, 6.1, 6.3.2, 6.4, 7, 8, 9, 11.5 through 11.9, and 12 though 19 shall survive the termination of this License Agreement for any reason.

17.4                        Except as required by law, the text of any press release or other communication to be published by or in the media whether of a scientific nature or otherwise and concerning this License Agreement shall require the prior written approval of Lonza and Kolltan.

17.5                        Each of the Parties hereto shall be responsible for its respective legal and other costs incurred in relation to the preparation of this License Agreement.

17.6                        The Parties to this License Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, or by any other statute or common-law principle, by any person who is not a party to this License Agreement except that a person who is the permitted successor to or permitted assignee of the rights of a Party shall be deemed to be a party to this License Agreement and the rights of such successor or assignee shall, subject to and upon any succession or assignment permitted by this License Agreement, be regulated by the terms of this License Agreement. Notwithstanding that any term of this License Agreement may be or become enforceable by a Third Party who is not a Party, the terms of this License Agreement may be amended or modified and this License Agreement may be suspended, cancelled or terminated only by an agreement in writing between the Parties and without the consent of any such Third Party.

18.                               Notice

18.1                        Any notice or other communication to be given under this License Agreement shall be delivered personally or sent by facsimile transmission, or if facsimile transmission is not available, by first class pre-paid post or prepaid recognized next business day delivery service to the following addresses:

(a)                                 If to Lonza to:

LONZA BIOLOGICS PLC,
228 Bath Road
Slough Berkshire SL1 4DX
England
Facsimile: +44 1753 777001
For the attention of: The Head of Legal Services

(b)                                 If to Kolltan to:

KOLLTAN PHARMACEUTICALS, INC.
300 George Street, Suite #530
New Haven, CT 06511
United States
Facsimile: 1 203 773 1300
For the attention of:  Chief Executive Officer

With a copy to:
KOLLTAN PHARMACEUTICALS, INC.
300 George Street, Suite #530
New Haven, CT 06511
United States
Facsimile: 1 203 773 1300
For the attention of: General Counsel

or to such other destination as either Party hereto may hereafter notify to the other in accordance with the provisions of this Clause 18.

18.2                        All such notices or other communications shall in the English language and shall be deemed to have been served as follows:

(a)                                 if delivered personally, at the time of such delivery;

(b)                                 if sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission;

(c)                                  if sent by first class pre-paid post, ten (10) Business Days after being placed in the post; and

(d)                                 if sent by prepaid recognized next business day delivery service, the delivery time noted on the receipt confirmation.

19.                               Interpretation

19.1                        In this License Agreement, unless the context otherwise requires:

(a)                                 The headings in this License Agreement are inserted only for convenience and shall not affect the construction hereof;

(b)                                 References to “this License Agreement” shall mean this License Agreement and any and all Attachments to it, each as amended from time to time in accordance with the provisions of this License Agreement;

(c)                                  References to Clauses and Attachments are references to clauses and attachments to this License Agreement or as appended to this License Agreement by the written mutual agreement of the Parties;

(d)                                 The words “include”, “including” or “in particular” are to be construed without limitation to the generality of the preceding words;

(e)                                  Any reference to “writing” includes a reference to any communication effected by facsimile transmission or similar means;

(f)                                   Where appropriate words denoting a singular number only shall include the plural and vice versa;

(g)                                  Reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to lime amended, extended or re-enacted; and

(h)                                 Any covenant by a Party not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by that Party’s Affiliate(s).

AS WITNESS the hands of the duly authorized representatives of the Parties hereto

Signed for and on behalf of	/s/ Karen Fallen

LONZA SALES AG
Karen Fallen
	Authorised Signatory	TITLE

Signed for and on behalf of	/s/ Janet White

LONZA SALES AG
Janet White
	Authorised Signatory	TITLE

Signed for and on behalf of	/s/ Michael Schmertzler

KOLLTAN PHARMACEUTICALS, INC.	Chief Executive Officer	TITLE

Attachment 1.

LONZA PATENT RIGHTS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 4 pages were omitted. [**]

Attachment 2.

ROYALTY PAYMENTS

	Sublicense Fees	Royalties (Section 5.2)
If Manufacturer Is:	(Section 5.2 and 5.3)	Pre-Patent Expiry	Post-Patent Expiry
Lonza	[**]	[**]% for the [**] Product achieving First Commercial Sale [**]% for the [**] Product achieving First Commercial Sale [**]% for the [**] Product and beyond achieving First Commercial Sale	[**]% for the [**] Product achieving First Commercial Sale [**]% for the [**] Product achieving First Commercial Sale [**]% for the [**] Product and beyond achieving First Commercial Sale

Kolltan or a Sublicensee other than a Competing Contract Manufacturer	[**]	[**]%	[**]%

Sublicensee who is a Competing Contract Manufacturer	£[**] per year per sublicense	[**]%	[**]%

Attachment 3.

PRODUCTS

Attachment 4.

APPROVED SUBLICENSEES

Any entities listed herein shall automatically include any parent corporation, affiliates or subsidiaries of such entities that are established in the United States and/or Europe, whether or not such parent corporation, affiliates or subsidiaries are separately listed herein.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 4 pages were omitted. [**]

Attachment 5.

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

AMENDMENT NO. 1

to the

LICENSE AGREEMENT

Dated 30 March 2012

between

LONZA SALES AG

and

KOLLTAN PHARMACEUTICALS, INC.

1

THIS AMENDMENT NO. 1 (“Amendment No. 1”) is made the 31st day of October, 2013 (the “First Amendment Effective Date”)

BETWEEN

LONZA SALES AG, incorporated and registered in Switzerland whose registered office is at Muenchensteinerstrasse 38, CH-4002, Basel, Switzerland (“Lonza”), and

KOLLTAN PHARMACEUTICALS, INC., a Delaware corporation with offices at 300 George Street, Suite #530, New Haven, CT 06511, United States (“Kolltan”).

WHEREAS

A.                                    Kolltan and Lonza entered into a License Agreement dated 30 March 2012 (the “License Agreement”), under which Lonza agreed to grant a license of certain Lonza Intellectual Property (as defined in the License Agreement) to Kolltan;

B.                                    Kolltan now wishes to amend the terms of the License Agreement to obtain additional materials and rights, subject to the terms and conditions set out herein;

C.                                    Lonza now wishes to amend the terms of the License Agreement to supply or permit to be supplied additional materials and to grant additional license rights to Kolltan, subject to the terms and conditions set out herein; and

D.                                    Kolltan and Lonza desire to update the License Agreement by adding a Product, as such term is defined in the License Agreement and amended in accordance with this Amendment No. 1, to be subject to the License Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the sufficiency of which is acknowledged, it is hereby agreed by and between the Parties to amend the License Agreement as at the First Amendment Effective Date as follows:

1.                                      Any capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings ascribed to them in the License Agreement.

1.1                               The following definition in the License Agreement is hereby amended and restated as follows:

“1.28                                          “Product” means one or more products that contain or comprise all or part of an antibody expressed using a Kolltan Cell Line and that are agreed between the Parties should be the subject of this License Agreement, the particulars of which will be set out in Attachment 3 to this License Agreement, as may be modified by the written agreement of the Parties.”

2

1.2                               The following additional definitions are hereby inserted into Article 1 of the License Agreement:

“1.37                  “CDACF Version 8 Base Powders” means the powders set forth on Attachment 8;

1.38                        “CDACF Version 8 Feeds” means the concentrated nutrient solutions used in order to maintain the growth and productivity of mammalian cells, as set forth on Attachment 6;

1.39                        “CDACF Version 8 Know-How” means any Know-How specifically relating to the CDACF Version 8 Base Powders, CDACF Version 8 Feeds, CDACF Version 8 Media or the CDACF Version 8 Supplements, as set forth on Attachment 7;

1.40                        “CDACF Version 8 Media” means the solutions of nutrients used in mammalian cell culture, as set forth on Attachment 6;

1.41                        “CDACF Version 8 Supplements” means the supplement solutions, as set forth on Attachment 6.

1.42                        “CDACF Version 8 System” means the CDACF Version 8 Base Powders, CDACF Version 8 Feeds, CDACF Version 8 Media, CDACF Version 8 Know-How and the CDACF Version 8 Supplements, used either in combination or individually, and the Tropolone Patent;

1.43                        “First Amendment” means the first amendment agreement entered into by the Parties as of the First Amendment Effective Date amending the provisions of this License Agreement;

1.44                        “First Amendment Effective Date” means the date set forth in the recitals of the First Amendment;

1.45                        “Tropolone Patent” means the patent describing the use of tropolone in animal cell culture as set forth on Attachment 9.”

1.3                               The following additional Attachments as attached hereto are hereby inserted into the License Agreement:

•                  Attachment 6 CDACF Version 8 Supplements, Media and Feeds;

•                  Attachment 7 CDACF Version 8 Know-How;

•                  Attachment 8 CDACF Version 8 Base Powders; and

•                  Attachment 9 Tropolone Patent.

2.                                      Attachment 3 to the License Agreement is hereby deleted in its entirety and replaced with the Attachment 3 annexed hereto.

3

3.                                      In accordance with Clause 7.1 of the License Agreement, Attachment 5 of the License Agreement is hereby deleted in its entirety and replaced with the Attachment 5 annexed hereto, as updated by Lonza.

4.                                      A new Article 20 is hereby inserted into the License Agreement as follows:

“20.                         CDACF VERSION 8

20.1                        Following the First Amendment Effective Date, Lonza shall:

(a)                                 provide Kolltan with the details of how to purchase the CDACF Version 8 Base Powders and CDACF Version 8 Supplements to enable Kolltan and, except as permitted by Clause 20.6, only Kolltan, to make CDACF Version 8 Feeds and CDACF Version 8 Media; and

(b)                                 supply Kolltan with the CDACF Version 8 Know-How.

20.2                        Lonza hereby grants to Kolltan a worldwide, non-exclusive, royalty-free license (with the right to sublicense in accordance with Clause 20.6 below), and a worldwide, non-exclusive, royalty-free license under the Tropolone Patent, to use the CDACF Version 8 System, in accordance with Clauses 20.3, 20.4, 20.5 and 20.6 below. For the avoidance of doubt, no further right or license is granted to Kolltan in respect of the CDACF Version 8 System.

20.3                        Kolltan shall use the CDACF Version 8 System only in conjunction with the GS System or the Kolltan Cell Line and shall use the CDACF Version 8 System only for the purposes described in Clause 20.5 below. The CDACF Version 8 System may not be used in conjunction with any other gene expression system or for any other purpose whatsoever.

20.4                        Kolltan hereby undertakes not to make any modifications or adaptations to the CDACF Version 8 System during the Term. Kolltan is specifically prohibited from performing any analysis, test, experiment or reverse-engineering on the CDACF Version 8 System. Kolltan hereby agrees that should any analysis or other investigation into the make-up of the CDACF Version 8 System be undertaken in violation hereof, damages shall not be an adequate remedy and Lonza may be entitled to obtain an injunction without proof of special damages to prevent all such acts which contravene the intent of this Clause 20.4, together with all reasonable related costs.

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20.5                        Lonza hereby grants to Kolltan, a worldwide, non-exclusive, royalty-free license (with the right to sublicense consistent with Clause 20.6 below) to use the CDACF Version 8 System (i) in all research activities relating to the exploitation of a Product licensed under this License Agreement, but only in relation or connection to an antibody expressed using a Kolltan Cell Line specific to such Product and not in relation to any other Kolltan products that are in the Kolltan pipeline or are otherwise being developed by Kolltan; and (ii) to develop, make, use, sell, offer for sale, market, import or export Product in the Territory. For the avoidance of doubt, no royalties or milestone fees are payable by Kolltan in respect of the license to the CDACF Version 8 System or to the Tropolone Patent granted herein, however Kolltan remains subject to the royalties and milestone payments as set forth in Article 5 in connection with the GS System.

20.6                        Subject always to, and in accordance with the terms and conditions of Clause 4.3 of the License Agreement, Kolltan shall be entitled to grant sublicenses to the rights granted in this Article 20 (and transfer the CDACF Version 8 Feeds and CDACF Version 8 Media) to any Sublicensee for the purpose of exploiting Product.

20.7                        Notwithstanding anything to the contrary stated herein, Kolltan shall be permitted to transfer any Products made using the CDACF Version 8 Feeds and CDACF Version 8 Media for any purpose, but Kolltan shall not have any right to transfer the CDACF Version 8 Feeds or CDACF Version 8 Media itself.

5.                                      The representations and warranties set forth in Article 7 of the License Agreement shall be expanded to cover the CDACF Version 8 System at all times such that (i) in all instances where “GS System” appear in Clause 7.1 (a), (c), and (g) such text is hereby revised to read “GS System and CDACF Version 8 System”; and (ii) Clause 7.1(d), (f), and Clause 7.2(b), shall be amended and restated as follows:

“(d) the licenses granted pursuant to this License Agreement and the Materials to be provided pursuant to this License Agreement and the CDACF Version 8 System Know-How to be provided pursuant to Clause 20.1, are the only Intellectual Property and materials that must be licensed or provided from Lonza in order to use the GS System or the CDACF Version 8 System, as applicable, without infringing or misusing any Intellectual Property (including confidential information) of Lonza;

(f) the GS System Know-How disclosed pursuant to Clause 2.1.2 and the CDACF Version 8 System Know-How disclosed pursuant to Clause 20.1 will, at the time of disclosure, (i) contain all of the data and information relating to the GS System or the CDACF Version 8 System, as applicable, that is required to obtain and maintain the

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approval by the Food and Drug Administration (FDA) or European Medicines Agency (EMA), or other regulatory authorities as the Parties may agree upon, necessary to sell a biopharmaceutical product for therapeutic, prophylactic or diagnostic use in humans (“Regulatory Approvals”); and (ii) be accurate and complete in all material respects;

7.2(b) it shall use the GS System and/or the CDACF Version 8 System only in the expression of Product obtained by inserting gene(s) coding for Product(s) in the GS System or as otherwise permitted by this License Agreement, and to obtain and maintain any Regulatory Approvals or other regulatory approvals in connection with the Products. Kolltan shall not use, cause the use of or permit to be used the GS System or the CDACF Version 8 System for any purpose not directly authorized by this License Agreement, the Development and Manufacturing Services Agreement or any relevant agreement subsequently entered into by the Parties involving the use of the GS System and/or the CDACF Version 8 System.”

6.                                      The CDACF Version 8 System shall at all times be subject to Clause 4.6 such that (i) in all instances where “GS System” appears in Clause 4.6, such text is hereby revised to read as “GS System and/or CDACF Version 8 System”; and (ii) the CDACF Version 8 Know-How and CDACF Version 8 System shall be deemed to be a part of the Lonza Intellectual Property and the Lonza Patent Rights with respect to Clause 4.6.

7.                                      The CDACF Version 8 System shall at all times be subject to Article 8 such that in all instances where “GS System” appears in Article 8, such text is hereby revised to read as “GS System and/or CDACF Version 8 System”.

8.                                      The CDACF Version 8 Know-How shall at all times be subject to Articles 9 and 10 of the License Agreement such that (i) in all instances where “GS System Know-How” and “GS System” appear in Article 9, such text is hereby respectively revised to read as “GS System Know-How and CDACF Version 8 Know-How” and “GS System and CDACF Version 8 System” and (ii) the CDACF Version 8 Know-How and CDACF Version 8 System shall be deemed to be a part of the Lonza Intellectual Property and the Lonza Patent Rights with respect to Article 10.

9.                                      The provisions of Articles 13, 16, 18 and 19 and Clauses 17.2, 17.4, 17.5 and 17.6 of the License Agreement shall apply to this Amendment No. 1 as if set out in full and so that references in those provisions to “this License Agreement” shall be construed as references to “this Amendment No. 1”.

10.                               The License Agreement is hereby amended in accordance with the provisions of this Amendment No. 1 with effect on the First Amendment Effective Date. Except as herein provided, all other terms and conditions of the License Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF the Parties have caused this Amendment No. 1 to be executed by their respective authorized representatives effective as of the day and year first above written.

Signed for and on behalf of	/s/ Sven Frie
LONZA SALES AG	Sven Frie
Director,
	Sales & Business Dev.	TITLE

Signed for and on behalf of	/s/ Nadia Zieger
LONZA SALES AG	Nadia Zieger
	Legal Counsel	TITLE

Signed for and on behalf of	/s/ Gerald McMahon
KOLLTAN PHARMACEUTICALS, INC.

	President & CEO	TITLE

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ATTACHMENT 3.

PRODUCTS

KTN-0158

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ATTACHMENT 5.

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

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ATTACHMENT 6.

CDACF VERSION 8 SUPPLEMENTS, MEDIA AND FEEDS

CDACF Version 8 Media

[**]

CDACF Version 8 Feeds

[**]

CDACF Version 8 Supplements

[**]

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ATTACHMENT 7.

CDACF VERSION 8 KNOW-HOW

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

11

ATTACHMENT 8.

CDACF VERSION 8 BASE POWDERS

[**]

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ATTACHMENT 9.

TROPOLONE PATENT

[**]

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